Exhibit 10.1

AMENDMENT 2009-1
to the
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN, AS AMENDED

WHEREAS, the Marlin Business Services Corp. (the “Company”) maintains the Marlin Business Services Corp. 2003 Equity Compensation Plan, as amended (the “Plan”), for the benefit of eligible employees of the Company and its subsidiaries, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan to increase the maximum aggregate number of shares of the Corporation’s stock that shall be subject to grants made under the Plan to any individual during any calendar year from 100,000 shares to 200,000 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s shareholders at the 2009 Annual Meeting, the Plan is hereby amended as follows:

1.           The last sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 200,000 shares, subject to adjustment as described below.”

2.           In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2009-1 to the Plan, the Company has caused the execution of this instrument on this 28th day of October, 2009.

Attest:                                                                                     MARLIN BUSINESS SERVICES CORP.

________________                                                           By: ______________________
Title: